QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

OnCure Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash	$16,237	$6,380
Accounts receivable, less allowances of $1,913 and $1,931, respectively	15,275	16,389
Deferred income taxes	982	982
Prepaid expenses	3,537	2,917
Other current assets	143	605

Total current assets	36,174	27,273
Property and equipment, net	24,972	27,371
Goodwill	25,904	81,353
Management service agreements, net	21,698	27,395
Other assets, net	1,960	9,454

Total assets	$110,708	$172,846

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,401	$2,220
Accrued expenses	6,696	7,256
Accrued interest	57	3,096
Current portion of debt	21,146	7,357
Current portion of obligations under capital leases	1,044	1,288
Other current liabilities	235	311

Total current liabilities	36,579	21,528
Long-term debt, net of unamortized discount of $2,617, less current portion	—	208,250
Capital leases, less current portion	126	858
Other long-term liabilities	2,527	2,575
Deferred income tax liabilities	1,476	1,673

Total liabilities not subject to compromise	40,708	234,884
Liabilities subject to compromise	226,739	—

Total liabilities	267,447	234,884
Stockholders' equity:
OnCure Holdings, Inc. stockholders' equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 26,317,675 shares issued and outstanding	26	26
Additional paid-in capital	96,890	96,815
Accumulated deficit	(255,855)	(161,229)

Total OnCure Holdings, Inc. stockholders' equity	(158,939)	(64,388)
Noncontrolling interest	2,200	2,350

Total stockholders' equity	(156,739)	(62,038)

Total liabilities and stockholders' equity	$110,708	$172,846

See accompanying notes.

OnCure Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenue	$20,085	$22,300	$62,383	$71,314
Cost of operations:
Salaries and benefits	8,353	7,785	23,992	24,150
Depreciation and amortization	2,565	3,807	8,521	11,670
Impairment loss	—	—	58,547	—
General and administrative expenses	10,224	9,629	36,962	28,809

Total operating expenses	21,142	21,221	128,022	64,269

(Loss) income from operations	(1,057)	1,079	(65,639)	6,685
Other (expense) income:
Interest expense	(1,703)	(6,729)	(15,829)	(20,177)
Equity interest in net earnings of joint ventures	73	171	138	325
Interest income and other (expense), net	70	(73)	119	(185)
Impairment loss on equity interest of joint venture	(1,139)	—	(1,139)	—
Reorganization items, net	(10,033)	—	(12,368)	—

Total other expense	(12,732)	(6,631)	(29,079)	(20,037)

Loss from continuing operations before income taxes	(13,789)	(5,552)	(94,718)	(13,352)
Income tax benefit	21	933	197	2,955

Consolidated net loss	(13,768)	(4,619	(94,521)	(10,397)
Less: Net income attributable to noncontrolling interest	32	75	105	174
Net loss attributable to OnCure Holdings, Inc.	$(13,800)	$(4,694)	$(94,626)	$(10,571)

See accompanying notes.

OnCure Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Operating activities
Net loss	$(94,521)	$(10,397)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity interest in net earnings of joint ventures	(138)	(325)
Depreciation	5,988	7,106
Amortization	2,533	4,654
Amortization of loan fees and deferred interest expense	3,327	1,250
Impairment losses	59,686	—
Loss on debt discount and deferred costs	6,648	—
Deferred income tax provision	(197)	(2,955)
Stock-based compensation	75	396
Provision for bad debts	1,588	1,805
Other, net	77	263
Changes in operating assets and liabilities:
Accounts receivable	(474)	723
Prepaid expenses and other current assets	(158)	(104)
Accounts payable and accrued expenses	18,322	6,037
Other assets and liabilities, net	501	(187)

Net cash provided by operating activities	3,257	8,176
Investing activities
Purchases of property and equipment	(3,589)	(2,077)
Distribution received from unconsolidated joint ventures	220	295
Investment in unconsolidated joint ventures	—	(900)

Net cash used in investing activities	(3,369)	(2,682)
Financing activities
Principal repayments of Credit Agreement	(15,000)	—
Principal repayments of debt	(1,537)	(319)
Draw on Debtor-In-Possession Credit Agreement	20,000	—
Draw on Credit Agreement	9,000	—
Principal repayments of capital leases	(976)	(1,028)
Distribution to noncontrolling interest	(255)	(204)
Payment of debt issuance costs on the Debtor-In-Possession Credit Agreement	(1,263)	—

Net cash provided by (used in) financing activities	9,969	(1,551)

Net increase in cash	9,857	3,943
Cash, beginning of period	6,380	6,988

Cash, end of period	$16,237	$10,931

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,217	$12,759
Reorganization costs	1,554	—
Supplemental disclosure of noncash transactions
Fixed assets purchased for which payment has not been made	$—	$3,115

See accompanying notes.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2013

1. Basis of Presentation

        OnCure Holdings, Inc. is a Delaware corporation formed in 2006 to acquire 100% of the issued and outstanding common stock of Oncure Medical Corp. ("the Merger"). As of September 30, 2013, OnCure is substantially owned by funds managed by Genstar Capital, LLC.

        OnCure is principally engaged in providing capital equipment and business management services to oncology physician groups ("Groups") that treat patients at cancer centers ("Centers"). The Company owns the Centers' assets and provides services to the Groups through exclusive, long-term management services agreements. OnCure provides the Groups with oncology business management expertise and new technologies including radiation oncology equipment and related treatment software. Business services that OnCure provides to the Groups include non-physician clinical and administrative staff, operations management, purchasing, managed care contract negotiation assistance, reimbursement, billing and collecting, information technology, human resource and payroll, compliance, accounting, and treasury. Under the terms of the management service agreements, the Company is reimbursed for certain operating expenses of each Center and earns a monthly management fee from each Group. The management fee is primarily based on a predetermined percentage of each Group's earnings before interest, income taxes, depreciation, and amortization ("EBITDA") associated with the provision of radiation therapy. The Company manages the radiation oncology business operations of three Groups in Florida, seven Groups in California, and one Group in Indiana. The Company's management fee ranges from 40% to 60% of EBITDA, with one Group in California whose fee is 72% of net revenue.

        On June 14, 2013, the Company commenced a financial restructuring of its existing debt, equity and other obligations by filing for protection under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. 101, et seq. in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On June 22, 2013, the Company and Radiation Therapy Services, Inc. ("RTS") entered into an Investment Agreement (the "Investment Agreement"), which was subsequently filed with the Bankruptcy Court, pursuant to which the Company agreed, subject to confirmation of its chapter 11 plan of reorganization, to sell to RTS 100% of the shares of the reorganized Company's common stock, par value $0.001 per share (the "Transaction"). Certain claims in existence against the Company before the filing for Bankruptcy protection are stayed while the Company continues business operations as Debtor in Possession. These claims are reflected in the September 30, 2013 balance sheet as liabilities subject to compromise. Additional claims (liabilities subject to compromise) may arise after the filing date. The Company received approval from Bankruptcy Court to pay or otherwise honor certain of its pre-petition obligations, including employee wages.

        The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business, however there is substantial doubt regarding the Company's ability to continue as a going concern through December 31, 2013. The Company had a net loss of $94.6 million for the nine months ended September 30, 2013. The Company cannot assure that the business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the notes, or to fund other liquidity needs. The Company is currently obligated to pay approximately $12.4 million in May and November each year in interest on the $210.0 million of Senior Notes, has $20.0 million payable on its Senior Secured Debtor-In-Possession Credit Agreement, and $1.2 million of other notes payable and capital lease obligation payments due in 2013. The Company defaulted on its May 2013 Senior Notes interest payment. The Company was sold on October 25, 2013 to RTS.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2013

1. Basis of Presentation (Continued)

        On December 1, 2011, the Company contributed all of the existing assets, operations and liabilities of its Simi Valley Cancer Center to a newly formed California limited liability company, Simi Valley Cancer Center Management, LLC ("the LLC"). Simi Valley Hospital & Health Care Services, ("Simi"), a nonprofit hospital, purchased a 50% interest in the LLC for $2.0 million. The LLC provides technical clinical and management services to our existing affiliated physician Groups.

        The unaudited interim consolidated financial statements do not include all of the information or notes necessary for a complete presentation of financial statements in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and, accordingly should be read in conjunction with the Company's audited consolidated financial statements and accompanying notes included in the Company's Annual Report dated March 29, 2013. The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP and include all adjustments of a normal, recurring nature that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the interim periods presented. The results of operations for an interim period are not necessarily indicative of the results of operations for a full fiscal year. The Company has evaluated subsequent events through the issuance date of these unaudited interim consolidated financial statements.

        The Company's receivables, payables, prepaids, and accrued liabilities are current assets and obligations on normal terms and, accordingly, the recorded values are believed by management to approximate fair value due to the short-term maturity of these instruments.

        The fair value of the Company's long-term debt was approximately $102.4 million and $96.6 million as of September 30, 2013 and December 31, 2012, respectively. While the Company's long-term debt has not been listed on any securities exchange or inter-dealer automated quotation system, the Company has estimated the fair value of its long-term debt based on indicative pricing published by investment banks. While the Company believes these approximations to be reasonably accurate at the time published, indicative pricing can vary widely depending on volume traded by any given investment bank and other factors.

2. Net Revenue

        The Company's physician groups receive payments for their services and treatments rendered to patients covered by Medicare, Medicaid, third-party payors and self-pay. Revenue consists primarily of net patient service revenue that is recorded based upon established billing rates less allowances for contractual adjustments. Third-party payors include private health insurance, as well as related payments for co-insurance and co-payments. Estimates of contractual allowances for patients with healthcare coverage are based upon the payment terms specified in the related contractual agreements. Revenue related to uninsured patients and co-payment and deductible amounts for patients who have health care coverage may have discounts applied (uninsured discounts and contractual discounts). The Company also records a provision for bad debts based primarily on historical collection experience related to these uninsured accounts to record the net self-pay accounts receivable at the estimated amounts we expect to collect. The affiliated physician groups assign their accounts receivable to the Company. Accounts receivable and the related cash flows upon collection of these accounts receivable are reported net of estimated allowances for doubtful accounts and contractual adjustments.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2013

2. Net Revenue (Continued)

        The Company's physician groups' net revenue is summarized by payor source in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Third-party payors	56%	52%	54%	55%
Medicare	34%	39%	37%	38%
Medicaid	9%	7%	8%	6%
Self-pay	1%	2%	1%	1%

        Net revenue is recorded at the amount earned by the Company under the management services agreements. Services rendered by the respective Groups are billed by the Company, as the exclusive billing agent of the Groups, to patients, third-party payors, and others. The Company's management fees are dependent on the EBITDA (or in one case, revenue) of each treatment center. As such, revenues generated by the Groups significantly impact the amount of management fees recognized by the Company. If differences between the Groups' revenues and the expected reimbursement are identified based on actual final settlements, there would be an impact to the Company's net revenue. As a result of these changes to the Groups' revenues and related EBITDA, there was an adjustment of less than $1.0 million related to a prior period in the Company's net revenue for the period ended September 30, 2013, and no material adjustment for period ended September 30, 2012. Amounts distributed to the Groups for their services under the terms of the management services agreements totaled $5.6 million and $6.0 million for the three months ended September 30, 2013 and 2012, respectively, and $17.1 million and $19.0 million for the nine months ended September 30, 2013 and 2012, respectively. As of September 30, 2013 and December 31, 2012, amounts payable to the Groups for their services of $1.3 million and $1.9 million, respectively, were included in accrued expenses. Net revenue is presented net of bad debt expense of $0.5 million and $0.6 million for the three months ended September 30, 2013 and 2012, respectively, and $1.6 million and $1.8 million for the nine months ended September 30, 2013 and 2012, respectively.

        The Groups derive a significant portion of revenue from amounts billed to Medicare, Medicaid, and other payors that receive discounts from the Groups' approved gross billing amount. As the Company is not a medical provider, all contracts are between the Group and the responsible parties, but assisting in the negotiation of contract terms is one of the business services provided by the Company under its management services agreements. The Company must estimate the total amount of these discounts, which reduce revenue for both the Groups and the Company, to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and subject to interpretation and adjustment. Additionally, as regulations are updated and contracts are renegotiated, management reviews and assesses its estimate of discounts.

        During the three months ended September 30, 2013 and 2012, approximately 43% and 46%, respectively, of the Groups' revenues related to services rendered under the Medicare and Medicaid programs. For the nine months ended September 30, 2013 and 2012, approximately 45% and 44%, respectively, of the Groups revenues related to services rendered under the Medicare and Medicaid programs. In the ordinary course of business, the Company, as the Groups' billing agent, and the Groups are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that estimates will change by a material amount in the near term.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2013

2. Net Revenue (Continued)

        The Company has four management services agreements that generated approximately 25%, 13%, 9% and 12% of revenue, respectively, for the three months ended September 30, 2013, and 28%, 13%, 13% and 12% of revenue, respectively, for the three months ended September 30, 2012. These same four management services agreements generated approximately 27%, 12%, 12% and 11% of revenue, respectively, for the nine months ended September 30, 2013 and 27%, 13%, 14% and 11% of revenue, respectively, for the nine months ended September 30, 2012.

3. Accounts Receivable

        The Company receives payments for services rendered from Medicare and Medicaid, third-party payors, and self-pay patients. Fees billed to contracted third-party payors and government sponsored programs are automatically adjusted to the allowable payment amount at the time of billing. The Company recognizes that revenues and receivables from government agencies are significant to the operations, but does not believe there are significant credit risks associated with these government agencies. The Company does not believe there are any other significant concentrations of revenues from any particular payor that would subject the Company to any significant credit risks in the collection of our accounts receivable.

        For third-party payors with whom the Company does not have contracts and self-pay patients, the amount expected to be paid for services is estimated and recorded at the time of billing. The Company revises these estimates at the time billings are collected for any actual differences in the amount received and the net billings due.

        Accounts receivable are reduced by an allowance for doubtful accounts. Additions to the allowance for doubtful accounts are made by means of the provision for bad debts. The amount of the provision for bad debts is based upon management's assessment of historical and expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage and other collection indicators. The majority of bad debt adjustments are on charges due directly from patients (including co-payment and deductible amounts from patients who have health care coverage and charges from uninsured patients). Accounts are written off when all reasonable internal and external collection efforts have been exhausted. Write-offs are based upon specific identification and the write-off process requires a write-off adjustment entry to the patient accounting system. Management relies on the results of detailed reviews of historical write-offs and recoveries at the treatment centers related to self-pay balances as a primary source of information to utilize in estimating the provision for bad debt adjustments and allowance for doubtful accounts. The analysis is performed monthly and the allowance for bad debt accounts is adjusted accordingly. At September 30, 2013 and December 31, 2012, the allowance for doubtful accounts was $1.9 million.

4. Goodwill and Management Services Agreements

        Management services agreement intangible assets consist of the following (in thousands):

	September 30, 2013	December 31, 2012
Cost	$82,110	$82,110
Impairment loss	(14,855)	(11,757)
Less accumulated amortization	(45,557)	(42,958)

Carrying value	$21,698	$27,395

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2013

4. Goodwill and Management Services Agreements (Continued)

        The Company tests for the impairment of goodwill on October 1 of each year, or whenever events or changes in circumstances indicate its carrying value might not be recoverable. The provisions require that a two-step impairment test be performed on goodwill. In the first step, the fair value of the Company is compared to the carrying value of the net assets. Fair value is estimated using discounted cash flows and other market-related valuation models. If the fair value of the Company exceeds the carrying value of the net assets, goodwill is considered not to be impaired and the Company is not required to perform further testing.

        If the carrying value of the net assets exceeds the fair value of the Company, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the Company's goodwill. If the carrying value of the goodwill exceeds its implied fair value, the Company would record an impairment loss equal to the difference.

        During the second quarter of 2013, the Company determined that a change in events had occurred and a goodwill impairment test was necessary. The Company determined when performing the impairment test for goodwill that the fair value of its reporting unit was less than its carrying value and a further impairment analysis was required. The Company estimated the implied fair value of goodwill in a consistent manner utilized to estimate the amount of goodwill recognized in a business combination. As a result, the Company calculated the estimated fair value of certain non-recorded assets, including management services agreements. The implied fair value of goodwill was measured as the excess of the estimated fair value of the reporting unit over the amounts assigned to its assets and liabilities. The impairment loss for the reporting unit was measured by the amount that the carrying value of goodwill exceeded the implied fair value of the goodwill. Based on this assessment, the Company recorded an impairment charge of $55.5 million for the nine months ended September 30, 2013, which is included in operating expenses in the accompanying consolidated statements of operations. Considerable management judgment is necessary to estimate the fair value of the reporting unit and goodwill. The Company determined the fair value of the reporting unit based on the income approach, using a discounted cash flow, or DCF, analysis to value the long-term future cash flows. With respect to the DCF analysis, the timing and amount of future cash flows requires critical management assumptions, including estimates of expected future net revenue growth rates, EBITDA contributions, expected capital expenditures and an appropriate discount rate and terminal value. Management's assumptions were based on analysis of current and expected future economic conditions.

        Also in the second quarter of 2013, the Company determined that its previously projected cash flows were not likely to be achieved and as a result revised these estimated cash flows and determined that its long-lived management services agreement assets were not recoverable through future cash flows. As a result, the Company determined the fair value of the management services agreement intangible assets utilizing a DCF analysis with consistent assumptions to those in the goodwill impairment analysis. Based on this assessment, the Company recorded an impairment of $3.1 million for the nine months ended September 30, 2013, which is included in operating expenses in the accompanying consolidated statements of operations.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2013

4. Goodwill and Management Services Agreements (Continued)

        The changes in the carrying amount of goodwill are as follows (in thousands):

	September 30, 2013	December 31, 2012
Cost	$174,353	$174,353
Impairment loss	(148,449)	(93,000)

Carrying value	$25,904	$81,353

5. Long-Term Debt

        As of September 30, 2013 and December 31, 2012, the Company's debt consisted of the following (in thousands):

	September 30, 2013	December 31, 2012
Senior secured notes (subject to compromise)	$210,000	$210,000
DIP credit agreement	20,000	—
Credit agreement	—	6,000
Notes payable	1,146	2,224

	231,146	218,224
Less unamortized discount	—	(2,617)
Less current portion of long-term debt	(21,146)	(7,357)

	$210,000	$208,250

        The Senior Notes are included in liabilities subject to compromise as of September 30, 2013.

        The principal terms of the agreements that govern the Company's outstanding indebtedness are summarized below:

11.75% Senior Secured Notes

        On May 13, 2010, the Company concluded an offering for $210.0 million of 11.75% Senior Secured Notes ("Senior Notes") which will mature on May 15, 2017. The Senior Notes were exchanged in January 2011 for registered notes with substantially identical terms. The Senior Notes generated net proceeds to the Company of $206.3 million, which were utilized to repay the outstanding balances of the Company's outstanding debt along with $9.0 million of expenses of the offering. The Senior Notes are secured by the assets of the Company and its subsidiaries and are guaranteed by the Company's subsidiaries. Semi-annual interest payments of $12.4 million are due on May 15th and November 15th of each year. The Company defaulted on its May 2013 interest payment. As of the date of the bankruptcy filing, the Company is no longer accruing interest related to the Senior Notes. For the nine months ended September 30, 2013, unaccrued interest was $7.4 million.

        The Senior Notes are governed by an indenture that contains certain restrictive covenants. These restrictions affect, and in many respects limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2013

5. Long-Term Debt (Continued)

investments, engage in transactions with stockholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets, and engage in mergers and consolidations.

        On November 30, 2012, January 29, 2013, March 15, 2013, April 12, 2013, May 15, 2013 and May 28, 2013, the Company entered into supplemental indentures (the "Supplemental Indentures") to that certain indenture, dated as of May 13, 2010 (the "Indenture"), among the Company, the guarantors listed therein and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee (the "Trustee") and as collateral agent, with the Guarantors (as defined in the Indenture) and the Trustee. The Supplemental Indentures, among other things, (i) temporarily suspend the requirement that the Company publicly file certain information with the Securities and Exchange Commission (the "SEC") until the earliest of (i) June 15, 2013, (ii) the occurrence of a Default (as defined under the Indenture and other than a Default arising from the failure to make the payment of interest on the Senior Notes) and (iii) the occurrence of a Default or an Event of Default under the First Lien Loan Agreement (as defined under the Supplemental Indentures), subject to certain conditions and (ii) includes additional restrictions on the Company's ability to make restricted payments and enter into or modify transactions with its affiliates. The Commencement on June 14, 2013 of the financial restructuring by the Company in the Bankruptcy Court constituted a Default under the Indenture, as amended. The Company is currently in Default under the Indenture.

Credit Agreements

        On December 24, 2012, the Company, as guarantor, and its direct and indirect subsidiaries (collectively, the "Borrower"), entered into an Amended and Restated Credit Agreement (the "Credit Agreement") and a Side Letter to the Credit Agreement (the "Side Letter") with certain lenders (the "Lenders") and Wells Fargo Bank, National Association (the "Administrative Agent").

        The Credit Agreement provided for aggregate commitments of up to $15.0 million in term loans. An initial term loan of $6.0 million was drawn on December 24, 2012 and subsequent loans of $4.0 million and $5.0 million were drawn on February 13, 2013 and March 14, 2013, respectively. The Credit Agreement was not revolving and amounts repaid or prepaid by the Borrower could not be reborrowed.

        Loans bore interest at the elections of the Borrower either at a rate equal to a margin of 7.5% plus the Eurodollar Rate or a margin of 6.5% plus the prime rate. Interest was payable monthly on outstanding loans.

        On April 12, 2013, May 14, 2013, and May 23, 2013, the Company entered into amendments to the Credit Agreement and the Side Letter (the "Amendments"). The Amendments, among other things, extended the maturity date of the loans under the Credit Agreement. The commitments provided for in the Credit Agreement, as amended, terminate on, and all loans under the Credit Agreement have a maturity date of June 15, 2013.

        On June 19, 2013, the Company and its direct and indirect subsidiaries, entered into a Senior Secured Super-Priority Debtor-In-Possession Credit Agreement (the "DIP Credit Agreement") with Wells Fargo Bank, National Association. The DIP Credit Agreement provides for aggregate commitments of up to $25.0 million in term loans. An initial term loan of $20.0 million was drawn on June 19, 2013, of which approximately $15.5 million was used to repay the Credit Agreement and related interest. Loans bear interest at a rate equal to a margin of 8.0% plus the Eurodollar Rate, but not less than 1.25%, and mature on December 14, 2013, with an early repayment option.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2013

5. Long-Term Debt (Continued)

        On October 19, 2012, the Company financed equipment with a two-year promissory note. The promissory note bears interest at a rate of 7.5% on the outstanding principal balance and is payable monthly in equal payments of $0.1 million through August 1, 2014 and a final payment due on September 1, 2014.

Loan Fees

        As December 31, 2012, the remaining unamortized balance of deferred loan fees was $6.4 million. During the third quarter, the Company adjusted the carrying value of the Senior Notes, including the deferred loan fees, to the allowed claim accepted by the Bankruptcy Court, which reduced the deferred loan fees to $0.

        Upon executing the Credit Agreement, deferred loan fees of $1.1 million related to the retired Revolving Credit Facility were expensed as debt extinguishment costs in the consolidated statements of operations for the year ended December 31, 2012. The Company recorded $1.5 million of deferred debt issuance costs related to the Amended and Restated Credit Agreement, which were amortized as interest expense over the term of the Amended and Restated Credit Agreement. For the nine months ended September 30, 2013, the Company recorded deferred debt issuance costs of $1.3 million related to the DIP Credit Agreement, which will be amortized as interest expense over the term of the loan.

6. Capital Leases

        The Company is the lessee to several lease agreements to purchase software and medical equipment. Interest rates on the leases range from 8.07% to 8.61%. The leases require monthly principal and interest payments and mature in 2013 and 2014. The leases are collateralized by the equipment leased.

	September 30, 2013	December 31, 2012
	(In Thousands)
Minimum lease payable	$1,225	$2,309
Less interest	(55)	(163)

Present value of minimum lease payments	1,170	2,146
Less current portion	(1,044)	(1,288)

	$126	$858

7. Income Taxes

        The tax benefit of net operating losses, temporary differences, and credit carryforwards is recorded as a deferred tax asset to the extent that management assesses that realization of that deferred tax asset is "more likely than not." Realization of the future tax benefit is dependent on the Company's ability to generate sufficient taxable income to utilize these tax benefits within their carryforward period. As a result of cumulative net operating losses, it is more likely than not that the Company will not generate sufficient taxable income to recover the deferred tax assets recorded for the nine months ended September 30, 2013 and the Company has recorded a valuation allowance as of September 30, 2013. The establishment of a

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2013

7. Income Taxes (Continued)

valuation allowance does not impair the Company's ability to use the deferred tax assets, such as net operating loss and tax credit carryforwards, upon achieving sufficient profitability.

        The Company's effective tax rate on pre-tax income for the nine months ended September 30, 2013 and 2012 was 0.2% and 22.1%, respectively. The significant decrease in the Company's effective tax rate for the nine months ended September 30, 2013 is primarily due to a deferred tax asset valuation allowance recorded during the period against the Company's deferred tax assets.

8. Unconsolidated Joint Ventures

        The Company has a 50% ownership interest in Memorial Southside Cancer Center, LLC ("Memorial"). The Company records its ownership interest under the equity method of accounting for an investment in an unconsolidated joint venture.

        At September 30, 2013, the Company determined based on reduced census and market factors that its investment in Memorial (which reflects an allocation of the impairment recorded by the Company) was impaired and recorded an impairment loss of $1.1 million, which is included in other expense in the accompanying statements of operations.

        At September 30, 2013 and December 31, 2012, the Company's investment in Memorial was approximately $0 and $1.2 million, respectively, and is recorded in other assets in the accompanying consolidated balance sheets.

        The condensed financial position and results of operations of Memorial are as follows (in thousands):

	Three Months ended September 30,
	2013	2012
Net revenue	$363	$578
Expenses	358	313

Net income	$5	$265

	Nine Months ended September 30,
Net revenue	$1,065	$1,625
Expenses	1,085	1,107

Net (loss) income	$(20)	$518

        A summary of the changes in the equity investment in Memorial is as follows (in thousands):

Balance at December 31, 2012	$1,220
Impairment loss	(1,139)
Distributions from joint venture	(71)
Equity interest in net loss of joint venture	(10)

Balance at September 30, 2013	$—

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) (Continued)

September 30, 2013

8. Unconsolidated Joint Ventures (Continued)

        On March 31, 2012 the Company purchased a 50.1% membership interest in Santa Maria Radiation, LLC, which owns a treatment center and administrative building the Company leases at that location, for an aggregate purchase price of $0.9 million. The earnings and distributions from this unconsolidated joint venture were $0.1 million for the nine months ended September 30, 2013. The Company records its membership interest under the equity method of accounting for an investment in an unconsolidated joint venture.

9. Related-Party Transactions

        The Company has agreed to pay an annual sponsor fee to Genstar Capital, LLC, the beneficial owner of common stock of the Company. The Company is currently accruing, but not paying, the annual sponsor fee that Genstar receives under its advisory services agreement with the Company. Such accrued amounts of $3.5 million are included in liabilities subject to compromise, and $0.4 million are included in accrued expenses at September 30, 2013. The Company accrued $0.4 million for the three months ended September 30, 2013 and 2012, respectively, and accrued $1.1 million for the nine months ended September 30, 2013 and 2012, which are included in general and administrative expenses in the accompanying consolidated statements of operations.

10. Subsequent Events

        The Company has evaluated all subsequent events through November 14, 2013, the date these financial statements were available to be issued.

        On October 1, 2013, the Company did not pay the required principal and interest payment on the two-year promissory note and defaulted on the note. The payment was subsequently made on November 1, 2013, along with the November payment.

        On October 4, 2013, Santa Maria Radiation, LLC sold the administrative building it owned and, in accordance with its operating agreement, distributed $0.1 million to the Company.

        On October 25, 2013, the Bankruptcy Court confirmed that the Company's plan of reorganization was substantially complete and that the holders of the Senior Notes were authorized to complete a restructuring of the Company. Effective on that date, the Company emerged from bankruptcy protection and RTS, as approved by a majority of the holders of the Senior Notes, acquired all of the newly issued common stock of the Company, and all outstanding common stock and stock interests on that date were cancelled. New common stock was issued to RTS in exchange for $42.5 million in cash and up to $82.5 million in assumed debt, $7.5 million of which is subject to escrow conditions and will be released to holders of Senior Notes at the time the Company's centers achieve certain EBITDA targets. With the assumption of $82.5 million of debt, the remaining $127.5 million of Senior Notes were cancelled. Concurrent with the emergence from bankruptcy and RTS' controlling acquisition, the Company paid the initial term loan of $20.0 million and related interest on the DIP Credit Agreement.

QuickLinks

  Exhibit 99.2
OnCure Holdings, Inc. and Subsidiaries Consolidated Balance Sheets (In Thousands, Except Share and Per Share Amounts)
OnCure Holdings, Inc. and Subsidiaries Consolidated Statements of Operations (In Thousands) (Unaudited)
OnCure Holdings, Inc. and Subsidiaries Consolidated Statements of Cash Flows (In Thousands) (Unaudited)
OnCure Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Unaudited) September 30, 2013